Exhibit 10.31

Portions of this exhibit have been omitted in accordance with Item 601(a)(5) of Regulation S-K. The Registrant undertakes to furnish a copy of all omitted schedules and exhibits to the U.S. Securities and Exchange Commission upon its request.

The omitted schedules and exhibits are (i) not material and (ii) customarily treated by the Registrant as private and confidential.

AMENDED AND RESTATED EMPLOYMENT AGREEMENT
BETWEEN MIAMI INTERNATIONAL HOLDINGS, INC.

AND DOUGLAS M. SCHAFER, JR.

THIS AMENDED AND RESTATED AGREEMENT is entered into effective as of the 1st day of July 1, 2024, by and between MIAMI INTERNATIONAL HOLDINGS, INC., a Delaware corporation (“MIH” or the “Company” and together with its subsidiaries, the “Company Group”), with a principal place of business at 7 Roszel Road, Suite 1A, Princeton, NJ 08540and DOUGLAS M. SCHAFER, JR. (hereafter “Executive”).

RECITALS:

WHEREAS, the Company Group is engaged in the business of (i) developing, implementing operating and/or owning exchanges for the trading of equity options, index options, currency options, cash equities, futures, digital assets and/or cryptocurrency, (ii) developing, implementing, operating and/or owning clearing platforms for the clearing and/or settlement of securities and other commodities, (iii) owning a futures commission merchant (“FCM”), (iv) providing financial and client services in connection with use of any of the foregoing platforms or services, (v) developing technology for exchanges, FCMs and clearing houses, (vi) providing consulting services with respect to any of the foregoing, and (vii) pursuing strategic and technology ventures within the exchange, trading and/or clearing services space (the “Business”);

WHEREAS, the Company has employed Executive since March 14, 2011, as Executive Vice President, Chief Information Officer of MIH, the MIAX Exchange (as below defined) and various of MIH’s other subsidiaries;

WHEREAS, the Company and Executive entered into an Amended and Restated Employment Agreement effective as of January 1, 2022 employing Executive in such capacities (the “2022 Agreement”) and now desire to amend and restate the 2022 Agreement to, among other things, extend Executive’s employment term through June 30, 2026;

WHEREAS, the Company desires to enter into this Amended and Restated Employment Agreement (“Agreement”) embodying the terms of Executive’s employment by the Company; and

WHEREAS, Executive desires to enter into this Agreement and to accept such employment by the Company, subject to the terms and provisions of this Agreement.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Executive hereby agree as follows:

1.            Employment. The Company hereby agrees to employ Executive and Executive hereby agrees to serve the Company, in each case on the terms and conditions set forth herein.

2.            Term of Agreement.

(a)            This term of this Agreement shall commence as of July 1, 2024 (the “Effective Date”) and shall continue in effect for a period expiring on June 30, 2026, if not sooner terminated pursuant to Section 6 below (the “Initial Term”). This Agreement shall thereafter automatically renew for one (1) additional one (1) year period (a “Renewal Term”), if not sooner terminated pursuant to Section 6 below, unless at least sixty (60) days prior to the expiration of the Initial Term, either party gives notice to the other in accordance with this Agreement that such party does not wish to so extend the term. The parties may agree to continue this Agreement after the expiration of the Renewal Term only by a written amendment signed by the parties (each an additional Renewal Term). During any Renewal Term, the applicable terms and conditions of this Agreement shall continue to apply. References in this Agreement to the “Term” shall mean only the Initial Term or any Renewal Term, in each case as is then in effect.

(b)            Notwithstanding the above, if during the Term the Company enters into a Corporate Transaction or obtains Qualified Public Company Status (as such terms are defined below), upon the request of the Company (or its successor company), Executive shall continue in Executive’s then current roles for one (1) additional year from and after the date of the first to occur of the above-referenced corporate events, notwithstanding any earlier scheduled expiration of this Agreement (i.e., a Renewal Term). During any such Renewal Term, the terms and conditions of this Agreement shall continue to apply including as to Base Salary and Annual Base Bonus.

(i)            For the purposes of this Agreement, a “Corporate Transaction” shall have the meaning ascribed to such term under the Company’s 2022 Equity Incentive Plan (the “2022 EIP”).

(ii)           For the purposes of this Agreement, “Qualified Public Company Status” shall mean the common stock of the Company is registered on one or more national securities exchanges in the U.S.

3.            Executive’s Duties.

(a)            During the Term, Executive shall have the position of Executive Vice President, Chief Information Officer of MIH. As Chief Information Officer of MIH, Executive shall be responsible for oversight, supervision and coordination of technology development and operations, information security, project management, trading/business operations and physical security and ancillary matters for MIH as well as the consolidated subsidiaries of MIH. Executive will be responsible and report to the Chairman and Chief Executive Officer of MIH with regard to Executive’s duties as Chief Information Officer of MIH.

(b)            During the Term, Executive shall have the additional positions of (i) Executive Vice President, Chief Information Officer of Miami International Securities Exchange, LLC (“MIAX”), MIAX PEARL, LLC (“MIAX Pearl”), MIAX Emerald, LLC (“MIAX Emerald”) and MIAX Sapphire, LLC (“MIAX Sapphire”) (MIAX, MIAX Pearl, MIAX Emerald and MIAX Sapphire, individually and together, the “MIAX Exchange”), MIAX Global, LLC (“MIAX Global”), Miami Futures Holdco, LLC (“MIAX Futures”) and M9 Holdings, LLC (“M9”), each a Delaware limited liability company, and MIAX Products, LLC (“MIAX Products”), an Illinois limited liability company and (ii) President and Chief Information Officer of Miami International Technologies, LLC (“MIAX Technologies”), a Delaware limited liability company. As Chief Information Officer of the MIAX Exchange, Executive shall be responsible for all aspects of technology development and operations, information security, project management, trading/business operations and physical security and ancillary matters for the MIAX Exchange. Executive will be responsible and report to the Chairman and Chief Executive Officer of the applicable subsidiary with regard to Executive’s duties as Chief Information Officer of such subsidiary.

(c)            Executive agrees to devote Executive’s full business time, attention, skill and best efforts to the affairs of the Company Group and shall not engage in any other business or occupation during the Term, including, without limitation, any activity that (x) conflicts with the interests of the Company Group, (y) interferes with the proper and efficient performance of Executive’s duties for the Company Group, or (z) interferes with Executive’s exercise of judgment in the Company Group’s best interests. Notwithstanding the foregoing, nothing herein shall preclude Executive from (i) engaging in charitable activities and community affairs and (ii) managing Executive’s personal investments and affairs; provided, however, that the activities set out in clauses (i) and (ii) shall be limited by Executive so as not to materially interfere, individually or in the aggregate, with the performance of Executive’s duties and responsibilities hereunder.

(d)            In the positions described in Sections 3(a) and (b), Executive shall perform such duties as are assigned by the Company and/or the applicable subsidiary from time to time and which duties are appropriate and consistent with Executive’s positions, including but not limited to those roles and responsibilities of Executive described in Exhibit A attached hereto (the “Duties”). Executive’s principal work location will be in the Company’s Princeton, New Jersey office unless otherwise agreed by Executive and the Company. Executive understands and agrees that Executive may be required to travel to the Company Group’s other offices and elsewhere to effectively perform Executive’s Duties and responsibilities and that Executive may be required to travel from time to time for business reasons.

(e)            If requested by the Company, Executive will cooperate with the Company in efforts by the Company to obtain key person life insurance with respect to Executive for the Company’s benefit and will submit to all reasonable and customary examinations by the provider of such life insurance.

4.	Company's Duties.

(a)            The Company shall:

(i)            compensate Executive as set forth in Section 5 below;

(ii)           furnish Executive with a suitable office, and such equipment, supplies, instruments, and clerical and staff support as are reasonable and necessary to fulfill Executive’s Duties as set forth in this Agreement;

(iii)          furnish Executive with such data, materials, documents and other information as are reasonable and necessary to fulfill Executive’s Duties as set forth in this Agreement; and

(iv)          reimburse Executive for all reasonable out of pocket business expenses Executive incurs to fulfill the terms of this Agreement, approved by the Company in accordance with its policies, rules, standards, and/or procedures governing such expenses, including without limitation, those for travel (including lodging, food, telephone, facsimile and other electronic voice or data transmissions while traveling). Executive shall submit periodic reports of such expenses on forms with supporting documentation as the Company shall prescribe for its executives and the Company shall pay such in accordance with its policies and procedures in effect from time to time.

(b)            During the Term, the Company shall provide, at its expense, Directors and Officers liability insurance coverage relating to Executive’s acts and/or omissions as an officer and an employee of the Company and any affiliates. The limits of coverage and terms of the Directors and Officers liability insurance shall be reasonably determined by the Company.

(c)            The Company shall indemnify and hold harmless Executive from any and all claims related to Executive’s acts and/or omissions in Executive’s capacity as an officer and an employee of the Company and any affiliates (subject to limitations under applicable laws) including, but not limited to, tort, contract or any other type of claim whether seeking legal or equitable remedies. The foregoing indemnification obligation includes, but is not limited to, (i)  the advancement and payment of Executive’s reasonable attorneys’ fees and expenses of counsel (counsel to be selected by Executive and reasonably agreeable to the Company with such fees and expenses to be paid by the Company as submitted), (ii)  the payment of the litigation costs, expert witness fees and all other reasonable fees and expenses associated with any and all claims described herein, (iii) the payment of any and all settlements, judgments, penalties, costs, fees and/or expenses resulting from any and all claims described herein. Executive agrees to provide prompt notice to the Company of any claims subject to this indemnification obligation, to consult with the Company regarding all material aspects of the prosecution or defense of such claims and not to compromise or settle any such claims without the Company’s prior consent, such consent not to be unreasonably withheld, delayed or conditioned.

(d)            Upon the request of Executive, the Company shall pay for or reimburse Executive for travel related costs for Executive’s spouse to accompany Executive on any domestic or international business travel, including attendance at conferences such as the annual OIC conference.

(e)            The Company and Executive shall mutually agree on the overall long and short term business strategies for the Company with respect to additional exchanges, exchange functionality, new product lines, new technology initiatives and the roles and responsibilities of the business strategy staff of the Company with respect to the implementation and execution of such strategies.

5.	Compensation and Benefits.

(a)            Base Salary. The Company shall pay Executive a base annual salary of $2,000,000 (“Base Salary”) during the Term in installments in accordance with the Company’s standard payroll practices for salaried employees (but no less frequently than twice a month).

(b)            Annual Bonus. Executive shall be eligible to receive an annual bonus (the “Annual Bonus”) in an amount not less than $1,000,000 in respect of each full fiscal year commencing in 2025 with respect to performance in 2024. The amount of the Annual Bonus may be based upon the achievement of financial and strategic performance milestones of the Company Group or such other criteria as determined by the Company. The Annual Bonus shall be paid to Executive at the same time as bonuses are generally payable to other similarly-situated executives of the Company subject to Executive’s continuous employment through the payment date except as otherwise provided for in this Agreement.

(c)            Special Bonus. Executive shall be eligible to receive a one-time special bonus in the amount of $1,000,000 in connection with the Company obtaining Qualified Public Company Status, payable within forty-five (45) days of the effective date of same.

(b)            Automobile Allowance. Executive shall be entitled to a monthly car allowance in the amount of $850, and the Company shall provide Executive with a credit card for payment of Executive’s automobile related fuel, insurance premium and repair expenses.

(c)            Housing Allowance. Executive shall be entitled to a monthly housing allowance in the amount of $4,167 for any period during the Term in which Executive maintains a second residence within a 25 mile radius of the Company’s Princeton office in order to reduce Executive’s weekday commute, payable by the Company to Executive on a monthly or semi-monthly basis.

(d)            Technology Bonus Plan. Executive shall be entitled to participate in any technology bonus plan (“Technology Bonus Plan”) established by the Compensation Committee during the Term, which Technology Bonus Plan shall be funded with a percentage of the profits before interest, taxes, depreciation and amortization (“EBITDA”) received from the license and/or sale of technology products and services by MIAX Technologies during such period. Executive’s individual participation in the Technology Bonus Pool shall be at a rate equal to 3% (three percent) of EBITDA.

(e)            Transaction Incentive Plan. Executive shall be entitled to participate in the Company transaction incentive plan (“TIP”) established by the Compensation Committee, which TIP is designed to retain and reward senior executives of the Company in connection with certain change-in-control transactions (other than an initial public offering) at a rate of 18%.

(f)            Other Benefits. During the Term, Executive shall be eligible to participate in coverage under the Company's health, life and disability insurance plans or programs, and other executive benefit plans or programs, if any, provided generally to other similarly-situated employees of the Company from time to time. Nothing contained herein shall be construed to limit the Company’s ability to amend, suspend, or terminate any employee benefit plan or policy of the Company, as applicable, at any time without providing Executive notice, and the right to do so is expressly reserved.

(g)            Life Insurance. During the Term, the Company will provide, at its expense, life insurance for Executive as follows, with the beneficiary determined by Executive, provided such life insurance is available at commercially reasonable rates: a $10 Million (currently underwritten by American National Insurance Company), $750,000 (currently through MetLife) and $1,500,000 (currently through Equitable). Executive agrees to submit to all reasonable and customary examinations by the provider of such life insurance.

(h)            Paid Time Off (PTO). Executive shall be entitled to twenty-five (25) days of vacation per full calendar year in addition to personal days and sick leave in accordance with the policies of the Company from time to time in effect for other similarly-situated executives of the Company (with the number of vacation days being prorated for any partial calendar year during the Term).

6.	Termination.

(a)            For Cause. The Company shall have the right, at any time effective upon notice to Executive, to terminate Executive’s employment and the Term hereunder with or without Cause (as hereinafter defined). For purposes of this Agreement, “Cause” shall mean (i) failure by Executive to follow any reasonable directive, policy or instruction of the Chief Executive Officer or the Board of Directors of MIH with respect to Company or Company Group matters, or the MIAX Exchange Board of Directors with respect to MIAX Exchange matters, as applicable; (ii) a material breach by Executive of the terms of this Agreement; (iii) willful misconduct or gross negligence in the performance by Executive of Executive’s Duties; (iv) dishonesty by Executive with respect to the Company Group that has a material injurious effect on the Company or any of its subsidiaries, or (v) Executive’s conviction, or plea of guilty or no contest to, any crime involving deception, fraud or moral turpitude or a violation of the federal securities, commodities futures or other applicable laws. In any circumstances involving Sections 6(a)(i), 6(a)(ii), 6(a)(iii) and/or 6(a)(iv) of this Agreement, the Company shall provide Executive with ten (10) calendar days’ advance written notice of the conduct which the Company contends constitutes Cause and if capable of cure in the sole discretion of the Company, allow Executive a reasonable opportunity to cure such conduct before the Company may terminate Executive for Cause. If, within ninety (90) days subsequent to Executive’s termination for any reason other than by the Company for Cause, the Company determines that Executive’s employment could have been terminated for Cause as of the date of such termination, Executive’s employment will be deemed to have been terminated for Cause for all purposes, and Executive will be required to repay or return to the Company all amounts and benefits received pursuant to this Agreement or otherwise on account of such termination that would not have been payable or provided to Executive had such termination been by the Company for Cause.

(b)            Good Reason. Executive shall have the right, at any time upon notice to the Company, to terminate Executive’s employment hereunder and the Term with Good Reason (as hereinafter defined) in the event Executive provides notice to the Company of the Good Reason condition within sixty (60) calendar days after the condition arises and the Company fails to cure (or if a longer cure period is required, to diligently pursue the cure of) such condition within thirty (30) calendar days of the receipt of notice. For purposes of this Agreement, “Good Reason” means (in the absence of written consent by Executive) (i) material diminution by the Company of Executive’s authority, duties and responsibilities, which change would cause Executive’s position to become one of materially less responsibility, importance and scope, (ii) material reduction by the Company of the Base Salary, as it may be increased from time to time, (iii) a relocation of Executive’s principal work location to a location outside of the Princeton, New Jersey area; or (iv) any other action or inaction that constitutes a material breach by the Company of this Agreement. Notwithstanding the foregoing, during the Term, in the event that the Company reasonably believes that Executive may have engaged in conduct that could constitute Cause hereunder, the Company may, in its sole and absolute discretion, suspend Executive from performing Executive’s duties hereunder for up to ninety (90) days, and in no event shall any such suspension constitute an event pursuant to which Executive may terminate employment with Good Reason or otherwise constitute a breach hereunder; provided, that no such suspension shall alter the Company’s obligations under this Agreement during such period of suspension.

(c)            Death and Disability. The Term and Executive’s employment will terminate upon Executive’s death. The Term and Executive’s employment may be terminated by the Company upon forty-five (45) calendar days’ written notice from the Company following the determination, as set forth immediately below, that Executive suffers from a Permanent Disability. For purposes of this Agreement, “Permanent Disability” means either (i) the inability of Executive to engage in substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months or (ii) Executive is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and/or health plan covering employees of the Company. Executive shall be deemed to have a Permanent Disability if Executive is determined to be (i) totally disabled by the Social Security Administration or (ii) disabled in accordance with a disability insurance program, provided such definition of disabled under the program complies with the definition of Permanent Disability hereunder. Such Permanent Disability shall be certified by a physician chosen by the Company and reasonably acceptable to Executive (if Executive is then able to exercise sound judgment) or Executive’s designee. During any period that Executive fails to perform Executive’s duties hereunder as a result of a Permanent Disability (“Disability Period”), Executive will continue to receive Executive’s Base Salary and Annual Bonus at the rate then in effect for such period until Executive’s employment is terminated pursuant to this Section 6(c); provided, however, that payments of Base Salary so made to Executive will be reduced by the sum of the amounts, if any, that are or were payable to Executive with respect to any such salary payment under any disability benefit plan or plans of the Company and that were not previously applied to reduce any payment of Base Salary. Any payments of Base Salary during the Disability Period shall be made in accordance with the Company’s standard payroll practices for salaried employees.

(d)            Upon any termination of Executive’s employment for any reason, except as may otherwise be requested by the Company in writing and agreed upon in writing by Executive, Executive shall be deemed to have resigned from any and all directorships, committee memberships, and any other positions Executive holds with the Company or any of its affiliates and hereby agrees to execute any documents that the Company or any of its affiliates determines necessary to effectuate such resignations.

7.	Effects of Termination.

(a)            In the event that Executive’s employment is terminated for Cause pursuant to Section 6(a) hereof or by Executive without Good Reason, (i) Executive’s employment hereunder shall immediately cease, (ii) the Company shall pay to Executive within thirty (30) calendar days after the date of termination, Executive’s accrued and unpaid Base Salary, accrued and unpaid Annual Bonus, accrued and unused vacation time and outstanding business expense reimbursement through the date of termination in accordance with the Company’s usual procedures, and (iii) Executive shall receive any rights and benefits to which Executive may be entitled through the date of termination (if any) provided under plans and programs of the Company, determined in accordance with the applicable terms and provisions of such plans and programs. Once the amounts referred to in clauses (ii) and (iii) are paid, however, the Company shall have no further obligation to Executive.

(b)            If Executive shall die during the Term, Executive’s employment hereunder shall immediately cease, and the Company shall pay to Executive’s estate or designated beneficiary within thirty (30) calendar days after the date of termination, Executive’s accrued and unpaid Base Salary, accrued and unpaid Annual Bonus, accrued and unused vacation time and outstanding business expense reimbursement through the date of termination in accordance with the Company’s usual procedures. In addition, Executive’s estate or designated beneficiary will be entitled to any rights and benefits to which Executive may be entitled through the date of termination (if any) provided under any plans and programs of the Company, determined in accordance with the applicable terms and provisions of such plans and programs. In the absence of a beneficiary designation by Executive, or if Executive’s designated beneficiary does not survive Executive, payments and benefits described above will be paid to Executive’s estate. In the event that the Company elects to terminate Executive’s employment pursuant to Section 6(c) as a result of a Permanent Disability, the Company shall pay to Executive within thirty (30) calendar days after the date of termination, Executive’s accrued and unpaid Base Salary, accrued and unpaid Annual Bonus, accrued and unused vacation time and outstanding business expense reimbursement through the date of termination in accordance with the Company’s usual procedures. In addition, Executive will be entitled to any rights and benefits to which Executive may be entitled through the date of termination (if any) provided under any plans and programs of the Company, determined in accordance with the applicable terms and provisions of such plans and programs.

(c)            In the event that Executive’s employment hereunder is terminated by Executive for Good Reason pursuant to Section 6(b) hereof, or by the Company without Cause other than as a result of Executive’s death or Permanent Disability, then: (i) the Company shall continue to pay to Executive, the Base Salary specified in Section 5(a) in separate, substantially equal semi-monthly installments until the date on which the Term would have expired had the termination of Executive’s employment hereunder not occurred, (ii) Executive shall be paid within thirty (30) calendar days after the date of termination, an amount equal to the minimum Annual Bonus that would have been payable to Executive during the remaining balance of the Term had a termination of Executive’s employment hereunder not occurred, (iii) the Company shall provide Executive with continued health care coverage with the Company paid portion of the cost of such coverage to be provided by the Company, directly or indirectly, for the lesser of (A) twelve (12) months beginning with the termination date or (B) the balance of the Term, (iv) Executive shall receive any rights and benefits to which Executive may be entitled through the date of termination (if any) provided under plans and programs of the Company, determined in accordance with the applicable terms and provisions of such plans and programs, and (v) Executive shall be paid within thirty (30) calendar days after the date of termination, Executive’s accrued and unused vacation time and outstanding business expense reimbursement through the date of termination in accordance with the Company’s usual procedures. Anything herein to the contrary notwithstanding, non-renewal of this Agreement after the expiration of the Initial Term or any Renewal Term pursuant to Section 2 shall not be considered a termination of this Agreement by Company without Cause or by Executive for Good Reason.

(d)            In the event that Executive’s employment hereunder is terminated by Executive for Good Reason or by the Company without Cause within the six (6) months preceding or 24 months following a Change in Control (as defined in MIH’s 2022 Equity Incentive Plan) of the Company, then all of the terms and conditions of Section 7(c) above shall apply, provided, however, that for implementing such terms and conditions of Section 7(c) the date on which the Term would have expired had the termination of Executive’s employment hereunder not occurred shall be deemed to be the longer of the end date of the remaining Term and the second anniversary of the date of Executive’s employment termination hereunder.

(e)            In the event that any payments to which Executive becomes entitled in accordance with the provisions of Section 7(d) above or otherwise in connection with a Change in Control of the Company pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company, would otherwise constitute a parachute payment under Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) subject to the excise tax imposed under Section 4999 of the Code, then such payments shall be subject to reduction to the extent necessary or appropriate such that Executive shall receive the greater of (i) the amount of those payments which would not constitute such a parachute payment, or (ii) the amount which yields to Executive the greatest after-tax amount of benefits after taking into account any excise tax imposed on the foregoing benefits under Section 4999 of the Code.

(f)            Executive’s obligations pursuant to the Confidentiality Agreement (as defined below) shall survive any termination of this Agreement for any reason whatsoever. Executive’s right to receive the Severance Benefits (as defined below) are contingent upon Executive’s continued compliance with the Confidentiality Agreement.

(g)            Notwithstanding any provision herein to the contrary, the payment of any amount or provision of any benefit pursuant to Section 7(c) above (other than Executive’s accrued and unpaid Base Salary, accrued and unused vacation time and outstanding business expense reimbursement through the date of termination in accordance with the Company’s usual procedures) (collectively, the “Severance Benefits”) shall be conditioned upon Executive’s execution, delivery to the Company, and non-revocation of a general release of claims in favor of the Company and its affiliates and subsidiaries in a form reasonably acceptable to the Company (the “Release of Claims”) that becomes effective within sixty (60) days following the date of Executive’s termination of employment hereunder. If the Release of Claims does not become effective prior to the end of such sixty (60) day period (including as a result of Executive’s revocation), Executive shall not be entitled to any of the Severance Benefits. Further, (i) to the extent that any of the Severance Benefits constitutes “nonqualified deferred compensation” for purposes of Section 409A of the Code and the regulations thereunder (“Section 409A”), any payment of any amount or provision of any benefit otherwise scheduled to occur prior to the sixtieth (60th) day following the date of Executive’s termination of employment hereunder, but for the condition on executing the Release of Claims as set forth herein, shall not be made until the first regularly scheduled payroll date following such sixtieth (60th) day and (ii) to the extent that any of the Severance Benefits do not constitute “nonqualified deferred compensation” for purposes of Section 409A of the Code, any payment of any amount or provision of any benefit otherwise scheduled to occur following the date of Executive’s termination of employment hereunder, but for the condition on executing the Release of Claims as set forth herein, shall not be made until the first regularly scheduled payroll date following the date the Release of Claims is timely executed and the applicable revocation period has ended without revocation, after which, in each case, any remaining Severance Benefits shall thereafter be provided to Executive according to the applicable schedule set forth herein.

8.            Confidentiality, Intellectual Property Rights Assignment, Non-Competition and Non-Solicitation.

(a)            As a condition to the entry into this Agreement and Executive’s employment hereunder, Executive hereby acknowledges, agrees and confirms that the Confidentiality, Intellectual Property Rights Assignment and Non-Competition Agreement (the “Confidentiality Agreement”) dated as of January 17, 2023 by and between the Company and Executive, a copy of which is attached hereto as Exhibit B is and shall continue in full force and effect.. The parties acknowledge and agree that such Confidentiality Agreement constitutes an integral part of this Agreement and is incorporated herein in its entirety by reference. The parties acknowledge and agree that this Agreement and the Confidentiality Agreement shall be considered separate contracts, and the Confidentiality Agreement will survive the termination of this Agreement for any reason.

(b)            Notwithstanding anything set forth in this Agreement, the Confidentiality Agreement or other agreement between the Company and Executive, Executive understands that pursuant to the Defend Trade Secrets Act of 2016:

(x)           an individual may not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made (a)(i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) in a complaint or other document that is filed under seal in a lawsuit or other proceeding; and

(y)           an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the employer’s trade secrets to the attorney and use the trade secret information in the court proceeding if the individual (a) files any document containing the trade secret under seal and (b) does not disclose the trade secret, except pursuant to the court order.

9.            Set-Off. The Company’s obligation to pay Executive the amounts provided and to make the arrangements provided hereunder shall be subject to set-off, counterclaim, or recoupment of amounts owed by Executive to the Company or its affiliates; provided, however, that to the extent any amount so subject to set-off, counterclaim, or recoupment is payable in installments hereunder, such set-off, counterclaim, or recoupment shall not modify the applicable payment date of any installment, and to the extent an obligation cannot be satisfied by reduction of a single installment payment, any portion not satisfied shall remain an outstanding obligation of Executive and shall be applied to the next installment only at such time the installment is otherwise payable pursuant to the specified payment schedule.

10.          Severability. It is the desire and intent of the parties that the provisions of this Agreement shall be enforced to the fullest extent permissible under the laws and public policy of the State of Delaware. Accordingly, if any particular provision, section, or subsection of this Agreement is adjudged by any court of law to be void or unenforceable, in whole or in part, such adjudication shall not be deemed to affect the validity of the remainder of the Agreement, including any other provision, section, or subsection. In addition, if any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographic scope, activity or subject, it shall be construed by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law as it shall then appear. Each provision, section, and subsection of this Agreement is declared to be severable from every other provision, section, and subsection and constitutes a separate and distinct covenant.

11.          Entire Agreement. This Agreement, together with the Confidentiality Agreement, contains the entire understanding of the parties as to the subject matter hereof and supersedes all previous verbal and written agreements as to the subject matter hereof. There are no other agreements, representations, or warranties as to the subject matter hereof not set forth herein. This Agreement supersedes and replaces the Amended and Restated Employment Agreement dated as of January 1, 2022 by and between the Company and Executive for all periods commencing upon the Effective Date. It is acknowledged and agreed by the parties that all current obligations under the 2022 Agreement have been satisfied or waived.

12.          Notices. All notices or other documents under this Agreement shall be in writing and delivered personally or mailed by certified mail, return receipt requested and postage prepaid, or sent via recognized overnight carrier or by email with confirmation of receipt, addressed to the Company or Executive at their last known addresses. Addresses are as follows:

If to the Company or

Company Group:                  Miami International Holdings, Inc.

7 Roszel Road, Suite 1A

Princeton, NJ 08540

Attention: Chief Executive Officer

With Copy to:                       Miami International Holdings, Inc.

7 Roszel Road, Suite 1A

Princeton, NJ 08540

Attention: General Counsel

If to Executive:                     to latest mailing address or email address for Executive on record with the Company

13.            Non-waiver. No delay or failure by either party to exercise any right under this Agreement, and no partial or single exercise of any right, shall constitute a waiver of that or any other right, unless otherwise expressly provided herein.

14.            Headings. Headings in this Agreement are for convenience only and shall not be used to interpret or construe its provisions.

15.            Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware.

16.            Counterparts. This Agreement may be executed in one (1) or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

17.            Binding Effect. The provisions of this Agreement shall be binding upon and inure to the benefit of each of the parties and their respective successors and assigns.

18.            Remedies. The parties agree that in addition to any other rights and remedies available to the Company for any breach by Executive of Executive’s obligations hereunder, the Company shall be entitled to enforce Executive’s obligations hereunder by court injunction, or court ordered affirmative action, which injunction or ordered action may restrain a future breach of this Agreement if there is reasonable ground to believe that such a breach is threatened.

19.            Attorney’s Fees. In the event of any alleged dispute, breach or default under the terms of this Agreement by either party, the prevailing party shall be entitled to recover all reasonable costs and expenses, including reasonable attorneys’ fees, incurred to enforce this Agreement, and such right shall be in addition to any and all other remedies or damages to which the prevailing party may be entitled.

20.            Prohibition Against Assignment. Executive agrees, for Executive and on behalf of Executive’s successors, heirs, executors, administrators, and any person or persons claiming under Executive by virtue hereof, that this Agreement and the rights, interests, and benefits hereunder cannot be assigned, transferred, pledged, or hypothecated in any way and shall not be subject to execution, attachment, or similar process. Any such attempt to do so, contrary to the terms hereof, shall be null and void and shall relieve the Company of any and all obligations or liability hereunder. Nothing expressed or referred to in this Agreement will be construed to give any person other than the Company or any of its subsidiaries or affiliates, and Executive any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement.

21.            Taxes. Any payments made pursuant to this Agreement shall be subject to any tax or similar withholding requirements under applicable federal, state or local employment or income tax laws or similar statutes or other provisions of law then in effect. This Agreement is intended to comply with the requirements of Section 409A. To the extent that any provision in this Agreement is ambiguous as to its compliance with Section 409A, the provision shall be interpreted in a manner so that no payment due to Executive hereunder shall be deemed subject to an “additional tax” within the meaning of Section 409A(a)(1)(B) of the Code. For purposes of Section 409A, each payment made under this Agreement shall be treated as a separate payment. In addition, the right to a series of installment payments under this Agreement is to be treated as a right to a series of separate payments. Notwithstanding anything contained herein to the contrary, Executive shall not be considered to have terminated employment with the Company for purposes of this Agreement unless Executive has incurred a “termination of employment” from the Company within the meaning of Treasury Regulation §1.409A-1(h)(1)(ii) promulgated under Section 409A. Notwithstanding the foregoing, if applicable and necessary to comply with the restriction in Section 409A(a)(2)(B) of the Code concerning payments to “specified employees,” any payment made to Executive pursuant to this Agreement on account of Executive’s separation from service that would otherwise be due hereunder within six (6) months after such separation from service shall nonetheless be delayed until the first business day of the seventh (7th) month following Executive’s separation from service (or, if earlier, the date of Executive’s death). The first payment that can be made to Executive following such period shall include the cumulative amount of any payments or benefits that could not be paid or provided during such period due to the application of Code Section 409A(a)(2)(B)(i). In no event may Executive, directly or indirectly, designate the calendar year of any payment. All reimbursements provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during Executive’s lifetime (or during a shorter period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement is not subject to liquidation or exchange for another benefit. Executive further acknowledges that, while this Agreement is intended to comply with Section 409A, any tax liability incurred by Executive under Section 409A is solely the responsibility of Executive; provided, however, that in the event Executive is assessed any interest, penalty and/or additional tax under Section 409A(a)(1)(B) as a result of a failure of the shares underlying any options granted to Executive to qualify as service recipient stock under Section 409A, then the Company shall indemnify Executive for all such penalties, additional taxes and interest, and federal, state and local income taxes incurred by Executive as a result of such indemnification.

22.            Mediation; Arbitration; Waiver of Jury Trial and Jurisdiction.

(a)            Except as otherwise provided in a separate agreement between Executive and the Company, the parties agree that in the event of any dispute, controversy or claim arising under, out of or relating to this Agreement, any other employment related agreement or the employment relationship between the Company and Executive (a “Dispute”), such Dispute shall first be subject to mandatory mediation lasting for at least a one (1) day session administered by a single mediator, to be selected by the Company. The parties agree that any mediation shall take place in Mercer County, New Jersey, or at Executive’s election, in the county in which Executive last worked for the Company. The parties further agree that any agreement to resolve the Dispute reached in mediation shall be binding and enforceable as a settlement agreement in a court having jurisdiction. The mediation and all communications during the mediation process (other than documents generated in the ordinary course not in connection with the mediation) shall be confidential and treated as settlement negotiations for purposes of applicable rules of evidence. Each party shall bear its own attorneys’ fees and an equal share of the mediation costs unless the parties agree otherwise.

(b)            Except as otherwise provided in a separate agreement between Executive and the Company, the parties agree that any Dispute that is not voluntarily resolved by mediation shall be exclusively referred to and resolved by a single arbitrator in a binding, confidential arbitration conducted by the American Arbitration Association (“AAA”) in accordance with the Employment Arbitration Rules of that body (available at www.adr.org). The parties agree that any arbitration shall take place in Mercer County, New Jersey, or at Executive’s election, in the county in which Executive last worked for the Company. The parties further agree that any arbitration award shall be final and binding on the parties and the non-prevailing party shall, to the extent permitted by applicable law, pay all costs and expenses incurred by both of the parties in connection with such proceedings. This agreement to arbitrate is governed by the Federal Arbitration Act, 9 U.S.C. § 1, et seq.

(c)            Executive understands that a Dispute subject to mandatory mediation and/or arbitration shall include any and all state or federal statutory or tort employment and labor claims or any other dispute, controversy or claim whatsoever, whether regarding the binding effect, interpretation, compensation, performance, breach and/or termination of the Agreement, an employment related agreement and/or employment relationship. Notwithstanding anything to the contrary, the foregoing shall not prevent Executive from filing a complaint or charge with the National Labor Relations Board, the Equal Employment Opportunity Commission, or any similar federal or state administrative agency, including claims for workers’ compensation or unemployment insurance benefits, or other claims that cannot be subject to private agreement to arbitrate as a matter of law (“Excluded Claims”).

(d)            Notwithstanding this agreement to arbitrate, either party may apply for and obtain injunctive relief in any court of competent jurisdiction to maintain and/or to restore the status quo pending mediation and/or arbitration. To the extent that the parties’ dispute involves both timely filed Excluded Claims and claims subject to this agreement to arbitrate, the parties agree to bifurcate and stay for the duration of the arbitration proceedings any such Excluded Claims.

(e)            Unless both parties agree in writing otherwise, the arbitrator may not consolidate more than one employee’s claims in a single arbitration and may not otherwise preside over any form of class, collective or representative proceeding in an arbitral forum. Any dispute regarding the availability of class arbitration shall be decided by a court and not by the arbitrator. To the extent court proceedings are permitted thereunder, Executive hereby consents to the non-exclusive jurisdiction of the state and/or federal courts located in New Jersey.

(f)            The Company and Executive expressly waive, to the fullest extent permitted by law, any right or expectation that any party may have to a jury trial of any Dispute.

(e)            This agreement to arbitrate may be amended from time to time in the Company’s Employee Handbook Policies on a prospective basis only and upon reasonable advance notice to Executive.

23.            Representations and Warranties of Executive. Executive represents and warrants to the Company that:

(a)            Executive is entering into this Agreement voluntarily and that Executive’s employment hereunder and compliance with the terms and conditions hereof will not conflict with or result in the breach by Executive of any agreement to which Executive is a party or by which Executive may be bound;

(b)            Executive has not violated, and in connection with Executive’s employment with the Company will not violate, any non-solicitation, non-competition, or other similar covenant or agreement of a prior employer by which Executive is or may be bound; and

(c)            in connection with Executive’s employment with the Company, Executive will not use any confidential or proprietary information Executive may have obtained in connection with employment with any prior employer.

24.            Construction. No provision of this Agreement shall be construed against or interpreted to the disadvantage of any party hereto by any court or other authority by reason of such party having or being deemed to have structured or drafted such provision.

[signature page follows]

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first written above.

MIAMI INTERNATIONAL HOLDINGS, INC.

By:	/s/ Thomas P. Gallagher
Thomas P. Gallagher
Chairman and Chief Executive Officer

EXECUTIVE

/s/ Douglas M. Schafer, Jr.
DOUGLAS M. SCHAFER, JR.

EXHIBITS

Exhibit A – Executive’s Exchange Related Duties

Exhibit B – Confidentiality, Intellectual Property Rights Assignment and Non-Competition Agreement

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